Exhibit 99.1

AMENDMENT NUMBER TEN TO THE LOWE’S 401(k) PLAN

This Amendment Number Ten to the Lowe’s 401(k) Plan, as amended and restated effective as of January 1, 2013 (the “Plan”), is adopted by Lowe’s Companies, Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Company currently maintains the Plan for the benefit of its eligible employees and the eligible employees of its subsidiaries which have adopted and participate in the Plan; and

WHEREAS, in connection with the closure of Orchard Supply Company (the majority of assets of which were owned by the Company), the Orchard Supply Hardware Retirement Savings Plan was terminated effective December 31, 2018, and remaining assets of the Orchard Supply Hardware Retirement Savings Plan will be transferred to the Plan; and

WHEREAS, the Company desires to amend the Plan to accept direct rollover contributions from Roth elective deferral accounts in the Orchard Supply Hardware Retirement Savings Plan;

WHEREAS, under Section 15 of the Plan, the Company may amend the Plan in whole or in part at any time;

NOW, THEREFORE, the Company hereby amends the Plan effective as of June 16, 2020 as follows:

1.The definition of “Account” in Section 2 is amended to state as follows:

The separate record maintained for each Participant to reflect all allocations and distributions with respect to the Participant under the Plan. Each Participant may have a Salary Deferral Account, a Matching Account, an ESOP Diversification Account, an ESOP Account, a Rollover Account, a Roth Rollover Account, or any other Account or sub-account established by the Committee from time to time. See Section 6.

2.The definition of “Rollover Account” in Section 2 is amended to state as follows:

The Account which reflects any interest attributable to a direct rollover made on behalf of an Employee pursuant to Section 4(i), other than a Roth rollover described in Section 4(i)(i)(A).

3.The following new definition shall be added to Section 2:

“Roth Rollover Account” . . . . . . . . . . . . The Account which reflects any interest attributable to a direct rollover of an Employee’s Roth contributions made on behalf of an Employee pursuant to Section 4(i)(i)(A) of the Plan.

4.Section 4(i)(i) is amended to state as follows:

(i)The Plan will accept a direct rollover of a distribution made to the Plan on behalf of such an Employee from (A) a qualified plan described in Section 401(a) or 403(a) of the Code, including after-tax employee contributions and, with respect to the Orchard Supply Hardware Retirement Savings Plan only (EIN: 46-3015337, PN: 001), Roth contributions (provided such rollover would not be includible in gross income for the taxable year paid under the rules of Code Section 402(c)), (B) an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions, or (C) an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or an agency or instrumentality of a state or political subdivision of a state.

5.The last paragraph of Section 4 is amended to state as follows:

Any rollover contributions to the Plan by or on behalf of such an Employee, other than a direct rollover of an Employee’s Roth contributions pursuant to Section 4(i)(i)(A), shall be credited to a separate Rollover Account for the Employee and shall be invested and administered as directed by the Employee. A direct rollover on behalf of such an Employee of Roth contributions pursuant to Section 4(i)(i)(A) shall be credited to a separate Roth Rollover Account for the Employee and shall in invested and administered as directed by the Employee. Rollover contributions made to the Plan by or on behalf of an Employee will not constitute Annual Additions under Section 6(b) of the Plan. An Employee will at all times have a 100% vested (nonforfeitable) interest in the balance in his Rollover Account and Roth Rollover Account.

6.The first sentence of Section 5 is amended to state:

Trust Assets under the Plan attributable to Salary Deferral Accounts, Rollover Accounts, Roth Rollover Accounts, Matching Accounts, ESOP Diversification Accounts and ESOP Accounts shall be invested by the Trustee as directed by Participants in the investment funds (and options) available under the Plan as set forth below.

7.Section 8(c)(2) is amended to state:

The amounts of Contributions (or amounts described in Section 4(i) regarding rollover contributions (including Roth rollover contributions)) and net income (or loss) allocated to his Accounts for the period for which the statement has been prepared.

8.Section 9(d) is amended to state:

(d) Automatic Cashout and Mandatory Rollover. If a terminated Participant’s vested Capital Accumulation (excluding any amount in any Rollover Account or Roth Rollover Account) does not exceed Five Thousand Dollars

($5,000), the Participant’s vested Capital Accumulation shall be distributed in accordance with this paragraph (d). If a terminated Participant’s vested Capital Accumulation (including any amount in any Rollover Account or Roth Rollover Account) does not exceed One Thousand Dollars ($1,000), unless the Participant elects to have such distribution paid directly to an “eligible retirement plan” in a direct rollover as provided in Section 9(g), the Participant’s vested Capital Accumulation shall be distributed to the Participant or the Participant’s Beneficiary as soon as administratively practicable following the Participant’s separation from Service. If the distribution of a terminated Participant’s vested Capital Accumulation is subject to this paragraph and, including any amount in any Rollover Account or Roth Rollover Account, exceeds One Thousand Dollars ($1,000), unless the Participant elects to receive the distribution directly, the Participant’s vested Capital Accumulation shall be distributed in a direct rollover to an individual retirement plan designated by the Participant, or if the Participant fails to make such designation, by the Committee.

9.The first sentence of Section 9(f) is amended to state:

If a Participant’s Capital Accumulation (excluding any amount in any Rollover Account or Roth Rollover Account) exceeds $5,000, his Capital Accumulation shall not be distributed to him before he attains age 62 without his consent.

10.The last sentence of Section 9(g) is amended to state:

The portion of a Participant’s Capital Accumulation distribution consisting of after-tax contributions which are not includible in income shall be eligible for a direct rollover to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code, to a defined benefit plan described in Section 401(a) or 403(a) of the Code or to an annuity contract described in Code Section 403(b); provided that the account or plan agrees to account separately for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible in gross income. If applicable, the portion of a Participant’s Capital Accumulation distribution consisting of Roth rollover contributions shall be eligible for the same rollover options described above for after-tax contributions, but only to the extent the receiving plan permits designated Roth accounts (and Roth rollovers) and, with respect to rollovers to an individual retirement account, such distribution shall be eligible for a direct rollover to a Roth individual retirement account described in Section 408A(b) (instead of Section 408(a)).

11.The first paragraph of Section 10(a) is amended to state:

A Participant who is still employed by Lowe’s shall be entitled to request a hardship withdrawal of all or a portion of his Salary Deferral Account (including Catch-Up Contribution amounts therein), Rollover Account, Roth Rollover Account, and ESOP Diversification Account; provided however, that any earnings attributable to his Salary Deferral Account may not be withdrawn, and the minimum hardship withdrawal permissible shall be $1,000. An application for a withdrawal by a Participant may be made through any electronic medium designated by the Committee. The Committee or TPA shall approve a request for a withdrawal and its actions thereon shall be final. A Participant’s hardship withdrawal will be made from his Accounts in the following order: (1) the balance of any Rollover Account (or Roth Rollover Account, if applicable); (2) the balance of his ESOP Diversification Account; and (3) the balance of the Salary Deferral Account (which includes Catch-Up Contributions, if any). A withdrawal made under this Section 10(a) shall not be considered an “eligible rollover distribution” (as described in Section 9(g) of the Plan and defined in Section 402(c)(4) of the Code).

12.Except as expressly or by necessary implication amended by this Amendment Number Ten, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment Number Ten to be executed by its duly authorized officer this 16th day of June, 2020.

LOWE’S COMPANIES, INC.

By:	/s/ David R. Green
David R. Green
Vice President – Tax Chair, Lowe's Administrative Committee